Exhibit 99.1

Contact: Drew Babin, CFA, CMA
Head of Financial Strategy and Investor Relations
Medical Properties Trust, Inc.
(646) 884-9809
dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS SECOND QUARTER RESULTS

Successfully Executed More than $2.5 Billion in Year-to-Date Liquidity Transactions

Modified Credit Facility Terms and Conditions

Birmingham, AL – August 8, 2024 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the second quarter ended June 30, 2024, as well as certain events occurring subsequent to quarter end.

Second Quarter Financial Highlights

•	Net loss of ($0.54) and Normalized Funds from Operations (“NFFO”) of $0.23 for the 2024 second quarter on a per share basis;

•	Second quarter net loss included approximately $400 million in real estate gains, offset by approximately $700 million in impairments and negative fair value adjustments.

Corporate Updates During and Subsequent to the Second Quarter

•	Closed on the sale of five previously leased hospitals to Prime Healthcare for total consideration of $350 million in April;

•	Closed on the sale of a 75% interest in five Utah hospitals leased to CommonSpirit to a new joint venture with an institutional investor in April for total proceeds of $1.1 billion;

•	Completed a £631 million (~$800 million) secured financing of 27 U.K. hospitals leased to Circle Health in May;

•	Sold for approximately $160 million seven freestanding emergency department (“FSED”) facilities as well as one general acute hospital in Arizona to Dignity Health in July;

•	Repaid approximately $1.5 billion in debt, including all 2024 maturities; and

•	Paid a regular quarterly dividend of $0.15 per share.

Edward K. Aldag, Jr., Chairman, President and Chief Executive Officer, said, “MPT took decisive action to generate more than $2.5 billion of liquidity year-to-date – well above our initial target for the year – as well as to expedite debt paydown. The vast majority of our portfolio continues to perform well, and we remain focused on executing our strategy to demonstrate the tremendous value embedded in our platform.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, operating results, and reconciliations of net loss to NFFO, including per share amounts, all on a basis comparable to 2023 results.

CAPITAL ALLOCATION UPDATE

Subsequent to the end of the quarter, MPT amended its credit facility to reflect recent disposition and financing transactions and better align with the Company’s current capital allocation strategy, as well as to accommodate the expected timing of sales and re-tenanting transactions that Steward Health Care (“Steward”) is pursuing through its court-supervised restructuring process.

The amendment includes the reduction of MPT’s revolver commitment from $1.4 billion to $1.28 billion, a permanent resetting of the facility’s consolidated net worth covenant from approximately $6.7 billion to $5.0 billion, and modifications to certain other covenants through September 30, 2025. In addition, MPT has agreed to limit the cash component of total quarterly dividends to no more than $0.08 per share. In the event that Steward’s hospital operations are transitioned to other operators more rapidly, the Company has the right to terminate the amendment provisions earlier than September 30, 2025.

PORTFOLIO UPDATE

Medical Properties Trust has total assets of approximately $16.2 billion, including $10.0 billion of general acute facilities, $2.4 billion of behavioral health facilities and $1.7 billion of post-acute facilities. As of June 30, 2024, MPT’s portfolio included 435 properties and approximately 42,000 licensed beds leased to or mortgaged by 53 hospital operating companies across the United States as well as in the United Kingdom, Switzerland, Germany, Spain, Finland, Colombia, Italy and Portugal.

MPT’s European general acute portfolio continues to benefit from the broadening role of private hospitals in addressing rapidly growing care needs, particularly in the U.K. Further, increasing reimbursement rates and acuity levels have largely kept pace with ongoing expense pressures. Swiss Medical Network is reporting success in broadening its presence in Switzerland by successfully marketing new integrated care programs. Behavioral and post-acute operations have remained consistent, with MEDIAN reporting increasing occupancy and profit margins and Priory continuing to execute its plans in the U.K. to meet market demands for more high-acuity services.

In the Company’s U.S. portfolio, excluding facilities operated by Steward and Prospect Medical Holdings (“Prospect”), general acute revenue trends are strong and benefitting from higher admissions, acuity mix and reimbursement rates, while the behavioral segment is reporting steady growth in volumes and moderating expenses. Most notably, MPT’s portfolio of general acute hospitals operated by Lifepoint Health recorded its highest total admissions in nearly three years in the first quarter and continues to see increasing profitability. Overall performance of the post-acute segment, which combines inpatient rehabilitation (“IRF”) and long-term acute care (“LTACH”) facilities, remained stable with strong performance across well-established IRF properties offsetting the anticipated ramping of operations at newly developed IRF properties.

As expected, Steward paid May and June cash rent of approximately $19 million with respect to the consolidated master lease and remained current on its obligations to the Company’s Massachusetts partnership with Macquarie Asset Management (together with its affiliates, “Macquarie”). Steward also made July payments as scheduled for all leased facilities.

Due to unanticipated restrictions imposed by regulators that impacted the process of transitioning ownership of eight hospitals operated by Steward in Massachusetts, MPT – which owns a 50% interest in these properties through a partnership that has a separate master lease agreement with Steward – expects to relinquish its ownership of those properties to the non-recourse secured lender. As a result, MPT has fully impaired its equity investment in the partnership. The NFFO contribution of the joint venture in the second quarter was approximately $7 million, or $0.01 per diluted share.

During the second quarter of 2024, Prospect paid cash rent of $18 million and cash interest of $4 million, fully satisfying past-due amounts from the first quarter as well as all amounts due in the second quarter.

OPERATING RESULTS

Net loss for the second quarter ended June 30, 2024 was ($321 million), or ($0.54) per share, compared to net loss of ($42 million), or ($0.07) per share, in the year earlier period. Net loss for the quarter ended June 30, 2024 included approximately $400 million in real estate gains resulting from joint venture and asset sales transactions as well as approximately $700 million in impairments and negative fair value adjustments that primarily included:

•	The impairment of MPT’s approximate $400 million equity stake in the Massachusetts partnership with Macquarie (included on the income statement in earnings from equity interests); and

•	A $163 million negative fair market value adjustment to the Company’s investment in PHP due to changes in third-party valuations and other discounting assumptions.

NFFO for the second quarter ended June 30, 2024 was $139 million, or $0.23 per share, compared to $285 million, or $0.48 per share in the year earlier period.

A reconciliation of net loss to FFO and NFFO, including per share amounts, can be found in the financial tables accompanying this press release.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for August 8, 2024 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended June 30, 2024. The dial-in numbers for the conference call are 877-883-0383 (U.S.) and 412-902-6506 (International) along with passcode 1112764. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion. The telephone replay will be available through August 22, 2024, using dial-in numbers 877-344-7529 (U.S.), 855-669-9658 (Canada) and 412-317-0088 (International) along with passcode 6602146. The webcast replay will be available for one year following the call’s completion on the Investor Relations section of the Company’s website.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospital real estate with 435 facilities and approximately 42,000 licensed beds in nine countries and across three continents as of June 30, 2024. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, asset sales and other liquidity transactions (including the use of proceeds thereof), expected returns on investments and financial performance, expected trends and performance across our various markets, and expected outcomes from Steward’s restructuring process. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the risk that the bankruptcy restructuring of Steward, the Company’s largest tenant, does not result in MPT recovering deferred rent or its other investments in Steward at full value, within a reasonable time period or at all; (ii) macroeconomic conditions, including due to geopolitical conditions and instability, which may lead to a disruption of or lack of access to the capital markets, disruptions and instability in the banking and financial services industries, rising inflation and movements in currency exchange rates; (iii) the risk that previously announced or contemplated property sales, loan repayments, and other capital recycling transactions do not occur as anticipated or at all; (iv) the risk that MPT is not able to attain its leverage, liquidity and cost of capital objectives within a reasonable time period or at all; (v) MPT’s ability to obtain debt financing on attractive terms or at all, as a result of changes in interest rates and other factors, which may adversely impact its ability to pay down, refinance, restructure or extend its indebtedness as it becomes due, or pursue acquisition and development opportunities; (vi) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us; (vii) the economic, political and social impact of, and uncertainty relating to, the potential impact from health crises (like COVID-19), which may adversely affect MPT’s and its tenants’ business, financial condition, results of operations and liquidity; (viii) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (ix) the nature and extent of our current and future competition; (x) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (xi) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xii) our ability to maintain our status as a REIT for income tax purposes in the U.S. and U.K.; (xiii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiv) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xv) the ability of our tenants and operators to operate profitably and generate positive cash flow, remain solvent, comply with applicable laws, rules and regulations in the operation of our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (xvi) potential environmental contingencies and other liabilities; (xvii) the risk that expected asset sales do not occur at the agreed upon terms or at all; (xviii) the risk that we are unable to monetize our investments in certain tenants at full value within a reasonable time period or at all; (xix) the cooperation of our joint venture partners, including adverse developments affecting the financial health of such joint venture partners or the joint venture itself; and (xx) the risks and uncertainties of litigation or other regulatory proceedings.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K and our Form 10-Q, and as may be updated in our other filings with the SEC. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)
	June 30, 2024	December 31, 2023
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$11,949,385	$13,237,187
Investment in financing leases	1,181,959	1,231,630
Mortgage loans	399,150	309,315

Gross investment in real estate assets	13,530,494	14,778,132
Accumulated depreciation and amortization	(1,417,910)	(1,407,971)

Net investment in real estate assets	12,112,584	13,370,161
Cash and cash equivalents	606,550	250,016
Interest and rent receivables	39,471	45,059
Straight-line rent receivables	664,271	635,987
Investments in unconsolidated real estate joint ventures	1,143,231	1,474,455
Investments in unconsolidated operating entities	635,206	1,778,640
Other loans	505,942	292,615
Other assets	487,488	457,911

Total Assets	$16,194,743	$18,304,844

Liabilities and Equity
Liabilities
Debt, net	$9,369,064	$10,064,236
Accounts payable and accrued expenses	446,893	412,178
Deferred revenue	25,700	37,962
Obligations to tenants and other lease liabilities	160,009	156,603

Total Liabilities	10,001,666	10,670,979
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 600,057 shares at June 30, 2024 and 598,991 shares at December 31, 2023	600	599
Additional paid-in capital	8,571,662	8,560,309
Retained deficit	(2,348,170)	(971,809)
Accumulated other comprehensive (loss) income	(33,910)	42,501

Total Medical Properties Trust, Inc. Stockholders’ Equity	6,190,182	7,631,600
Non-controlling interests	2,895	2,265

Total Equity	6,193,077	7,633,865

Total Liabilities and Equity	$16,194,743	$18,304,844

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenues
Rent billed	$183,764	$247,491	$383,063	$495,648
Straight-line rent	38,381	(39,329)	83,117	17,364
Income from financing leases	27,641	68,468	44,034	81,663
Interest and other income	16,774	60,765	27,662	92,931

Total revenues	266,560	337,395	537,876	687,606
Expenses
Interest	101,430	104,470	210,115	202,124
Real estate depreciation and amortization	102,240	364,403	177,826	448,263
Property-related (A)	7,663	24,676	12,481	31,786
General and administrative	35,327	35,604	68,675	77,328

Total expenses	246,660	529,153	469,097	759,501
Other (expense) income
Gain on sale of real estate	384,824	167	383,401	229
Real estate and other impairment charges, net	(137,419)	—	(830,507)	(89,538)
(Loss) earnings from equity interests	(401,757)	12,224	(391,208)	23,576
Debt refinancing and unutilized financing costs	(2,964)	(816)	(2,964)	(816)
Other (including fair value adjustments on securities)	(167,686)	(10,512)	(397,031)	(15,678)

Total other (expense) income	(325,002)	1,063	(1,238,309)	(82,227)

Loss before income tax	(305,102)	(190,695)	(1,169,530)	(154,122)
Income tax (expense) benefit	(14,557)	148,262	(25,506)	144,719

Net loss	(319,659)	(42,433)	(1,195,036)	(9,403)
Net (income) loss attributable to non-controlling interests	(976)	396	(1,224)	160

Net loss attributable to MPT common stockholders	$(320,635)	$(42,037)	$(1,196,260)	$(9,243)

Earnings per common share - basic and diluted:
Net loss attributable to MPT common stockholders	$(0.54)	$(0.07)	$(1.99)	$(0.02)

Weighted average shares outstanding - basic	600,057	598,344	600,181	598,323
Weighted average shares outstanding - diluted	600,057	598,344	600,181	598,323
Dividends declared per common share	$0.30	$0.29	$0.30	$0.58

(A)

Includes $4.9 million and $21.1 million of ground lease and other expenses (such as property taxes and insurance) paid directly by us and reimbursed by our tenants for the three months ended June 30, 2024 and 2023, respectively, and $7.2 million and $25.3 million for the six months ended June 30, 2024 and 2023, respectively.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Loss to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
FFO information:
Net loss attributable to MPT common stockholders	$(320,635)	$(42,037)	$(1,196,260)	$(9,243)
Participating securities’ share in earnings	(654)	(469)	(654)	(984)

Net loss, less participating securities’ share in earnings	$(321,289)	$(42,506)	$(1,196,914)	$(10,227)

Depreciation and amortization	117,239	382,244	211,482	484,204
Gain on sale of real estate	(384,824)	(167)	(383,401)	(229)
Real estate impairment charges	499,324	—	499,324	52,104

Funds from operations	$(89,550)	$339,571	$(869,509)	$525,852

Write-off of billed and unbilled rent and other	1,188	95,642	3,005	135,268
Other impairment charges, net	48,885	—	741,973	—
Litigation and other	11,738	2,502	17,608	10,228
Share-based compensation adjustments	—	(4,363)	—	(4,363)
Non-cash fair value adjustments	159,247	8,374	380,523	4,253
Tax rate changes and other	4,895	(157,230)	4,588	(164,535)
Debt refinancing and unutilized financing costs	2,964	816	2,964	816

Normalized funds from operations	$139,367	$285,312	$281,152	$507,519

Certain non-cash and related recovery information:
Share-based compensation	$8,521	$10,800	$16,154	$22,629
Debt costs amortization	$4,936	$5,203	$9,775	$10,324
Non-cash rent and interest revenue (A)	$—	$(129,494)	$—	$(150,357)
Cash recoveries of non-cash rent and interest revenue (B)	$540	$2,380	$6,288	$33,736
Straight-line rent revenue from operating and finance leases	$(40,786)	$(60,825)	$(88,032)	$(123,414)
Per diluted share data:
Net loss, less participating securities’ share in earnings	$(0.54)	$(0.07)	$(1.99)	$(0.02)

Depreciation and amortization	0.20	0.64	0.35	0.81
Gain on sale of real estate	(0.64)	—	(0.64)	—
Real estate impairment charges	0.83	—	0.83	0.09

Funds from operations	$(0.15)	$0.57	$(1.45)	$0.88

Write-off of billed and unbilled rent and other	—	0.16	0.01	0.23
Other impairment charges, net	0.08	—	1.24	—
Litigation and other	0.02	—	0.03	0.01
Share-based compensation adjustments	—	—	—	—
Non-cash fair value adjustments	0.27	0.01	0.63	—
Tax rate changes and other	0.01	(0.26)	0.01	(0.27)
Debt refinancing and unutilized financing costs	—	—	—	—

Normalized funds from operations	$0.23	$0.48	$0.47	$0.85

Certain non-cash and related recovery information:
Share-based compensation	$0.01	$0.02	$0.03	$0.04
Debt costs amortization	$0.01	$0.01	$0.02	$0.02
Non-cash rent and interest revenue (A)	$—	$(0.22)	$—	$(0.25)
Cash recoveries of non-cash rent and interest revenue (B)	$—	$—	$0.01	$0.06
Straight-line rent revenue from operating and finance leases	$(0.07)	$(0.10)	$(0.15)	$(0.21)

Notes:

Investors and analysts following the real estate industry utilize funds from operations (“FFO”) as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization, including amortization related to in-place lease intangibles, and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs (if any not paid by our tenants) to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with all activity of our equity interests in the “(Loss) earnings from equity interests” line on the consolidated statements of income.

(A) Includes revenue accrued during the period but not received in cash, such as deferred rent, payment-in-kind (“PIK”) interest or other accruals.

(B) Includes cash received to satisfy previously accrued non-cash revenue, such as the cash receipt of previously deferred rent or PIK interest.